EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Form S-8 of our report dated March 12, 2008 on the consolidated financial statements of Teton Energy Corporation, which appears in Teton Energy Corporation’s Annual Report on Form 10-K for the year ended December 31, 2007.

/s/ Ehrhardt Keefe Steiner & Hottman PC

Ehrhardt Keefe Steiner & Hottman PC
Denver, Colorado
December 5, 2008